EXHIBIT 11

                   THE QUAKER OATS COMPANY AND SUBSIDIARIES

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

Calculation of Fully Diluted Earnings Per Share


                                                   September 30

Dollars in Millions (Except Per Share Data)      1995         1994

Income Before Cumulative Effect of
  Accounting Change                           $  61.5      $  61.4

Less: Adjustments Attributable to
  Conversion of ESOP Convertible
  Preferred Stock                                (0.3)        (0.3)

Income Before Cumulative Effect of
  Accounting Change Used
  for Fully Diluted Calculation                  61.2         61.1

Cumulative Effect of Accounting Change -
  Net of Tax                                        -         (4.1)

Net Income Used for Fully Diluted Calculation   $61.2        $57.0

Shares in Thousands

Average Number of Common Shares Outstanding   134,238      133,534

Plus Dilutive Securities:

  Stock Options                                 1,284        2,344

  ESOP Convertible Preferred Stock              2,581        2,654

Average Shares Outstanding
  Used for Fully Diluted Calculation          138,103      138,532

Fully Diluted Earnings per Share
  Before Cumulative Effect of
  Accounting Change                             $0.44        $0.44

Fully Diluted Cumulative Effect of
  Accounting Change                                 -       (0.03)

Fully Diluted Earnings Per Share                $0.44        $0.41